EXHIBIT 1
                                                                       ---------


                             PRIMEWEST ENERGY TRUST

                            NOTICE OF ANNUAL GENERAL
                       AND SPECIAL MEETING OF UNITHOLDERS

         Take notice that the annual general and special meeting (the "Meeting") of the holders (the "Unitholders") of trust units (the "Trust Units") of PrimeWest Energy Trust (the "Trust") will be held at The Metropolitian Centre, 333 - 4th Avenue S.W., Calgary, Alberta on Tuesday, May 6, 2003 at 2:00 p.m. (Calgary time) for the following purposes:

1. to receive the consolidated financial statements of the Trust for the year ended December 31, 2002 and the auditors' report thereon;

2. to consider the nominees of the Trust standing for election as directors of PrimeWest Energy Inc. ("PrimeWest") and to direct Computershare Trust Company of Canada (the "Trustee") to cause the election of such nominees as directors of PrimeWest;

3. to appoint PricewaterhouseCoopers LLP as auditors of the Trust and PrimeWest, at a remuneration to be fixed by PrimeWest and approved by the board of directors of PrimeWest;

4. to consider, and if thought fit, approve an ordinary resolution amending the long term incentive plan of the Trust to enable the board of directors of PrimeWest to continue to exercise its discretion to issue Trust Units (rather than pay cash) to satisfy PrimeWest's obligations under such plan; and

5. to transact any other business which may properly come before the Meeting.

Calgary, April 1, 2003          By order of the Board of Directors of PrimeWest
                                Energy Inc., the duly appointed attorney for PrimeWest Energy Trust

                                (Signed)        Donald A. Garner
                                                Chief Executive Officer

         The specific details of the matters proposed to be put before the Meeting are set forth in the Management Proxy Circular accompanying this notice.


         UNITHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON APRIL 1, 2003 (THE "RECORD DATE"), WILL BE ENTITLED TO RECEIVE NOTICE OF, AND TO ATTEND AND VOTE AT, THE MEETING. NO UNITHOLDER WHO BECOMES A UNITHOLDER AFTER THE RECORD DATE SHALL BE ENTITLED TO ATTEND OR VOTE AT THE MEETING.

         UNITHOLDERS WHO ARE UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED FORM OF PROXY AND TO MAIL IT TO COMPUTERSHARE TRUST COMPANY OF CANADA, 100 UNIVERSITY AVE., 9TH FLOOR, TORONTO, ONTARIO, M5J 2Y1 (OR BY COURIER OR HAND DELIVERY TO 600, 530 - 8TH AVENUE S.W, CALGARY, ALBERTA, T2P 3S8). IN ORDER TO BE VALID AND ACTED UPON AT THE MEETING, FORMS OF PROXY MUST BE RECEIVED NO LATER THAN 24 HOURS (I.E., NOT LATER THAN 2:00 P.M., CALGARY TIME, ON MONDAY, MAY 5, 2003) BEFORE THE TIME FOR HOLDING THE MEETING OR ANY ADJOURNMENT THEREOF OR BE DEPOSITED WITH THE CHAIRMAN OF THE MEETING PRIOR TO ITS COMMENCEMENT.

         HOLDERS OF CLASS A EXCHANGEABLE SHARES IN THE CAPITAL OF PRIMEWEST ENERGY INC. ("CLASS A EXCHANGEABLE SHARES") OF RECORD AT THE CLOSE OF BUSINESS ON THE RECORD DATE WILL BE ENTITLED TO RECEIVE NOTICE OF THE MEETING, AND TO ATTEND THE MEETING AND TO VOTE BY WAY OF THE ENCLOSED VOTING INSTRUCTION FORM ON MATTERS TO COME BEFORE THE MEETING. NO ONE WHO ACQUIRES CLASS A EXCHANGEABLE SHARES AFTER

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THE RECORD DATE SHALL BE ENTITLED TO ATTEND OR VOTE AT THE MEETING ON THE BASIS
OF SUCH CLASS A EXCHANGEABLE SHARES.

         HOLDERS OF CLASS A EXCHANGEABLE SHARES MAY VOTE BY SIGNING THE ENCLOSED FORM OF VOTING INSTRUCTION FORM AND REMITTING IT TO COMPUTERSHARE TRUST COMPANY OF CANADA, 100 UNIVERSITY AVE., 9TH FLOOR, TORONTO, ONTARIO, M5J 2Y1 (OR BY COURIER OR HAND DELIVERY TO 600, 530 - 8TH AVENUE S.W., CALGARY, ALBERTA, T2P
3S8). IN ORDER TO BE VALID AND ACTED UPON AT THE MEETING, THE VOTING INSTRUCTION FORM MUST BE RECEIVED NO LATER THAN 2:00 P.M., CALGARY TIME, ON MONDAY, MAY 5, 2003.

                             PRIMEWEST ENERGY TRUST


            FOR THE ANNUAL GENERAL AND SPECIAL MEETING OF UNITHOLDERS
                            TO BE HELD ON MAY 6, 2003


                            MANAGEMENT PROXY CIRCULAR


                            GENERAL PROXY INFORMATION

SOLICITATION OF PROXY

         THIS MANAGEMENT PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES ON BEHALF OF COMPUTERSHARE TRUST COMPANY OF CANADA (THE "TRUSTEE"), IN ITS CAPACITY AS TRUSTEE OF PRIMEWEST ENERGY TRUST (THE "TRUST"), BY PRIMEWEST ENERGY INC. ("PRIMEWEST") FOR USE AT THE ANNUAL GENERAL AND SPECIAL MEETING (THE "MEETING") OF THE HOLDERS (THE "UNITHOLDERS") OF TRUST UNITS ("TRUST UNITS") OF THE TRUST TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE NOTICE OF ANNUAL AND SPECIAL MEETING OF UNITHOLDERS. In addition to the use of mail, proxies may be solicited by personal interviews, telephone, or facsimile by directors and officers, employees and agents of PrimeWest, and arrangements may be made with banks, brokerage firms and others to forward proxy material to beneficial owners of Trust Units and Class A Exchangeable Shares (as that term is defined below). Information contained herein is given as of the date hereof unless otherwise specifically stated.

         For the purpose of this Management Proxy Circular, unless the context otherwise requires, capitalized terms shall have the meanings ascribed to such terms in the declaration of trust (the "DECLARATION OF TRUST") dated as of the 2nd day of August, 1996 and restated as of October 26, 2001 between PrimeWest and the Trustee. A copy of the Declaration of Trust is available to Unitholders from the head office of the Trust on demand and upon payment of reasonable reproduction costs.

APPOINTMENT OF PROXIES

         Unitholders who wish to vote their Trust Units should complete and remit by regular mail the attached form of proxy to Computershare Trust Company of Canada, P.O. Box 1542, Station B, Montreal, Quebec H3B 3L2 (or by courier or hand delivery to 600, 530 - 8th Avenue S.W., Calgary, Alberta T2P 3S8), not less than 24 hours (i.e. not later than 2:00 p.m., Calgary time, on May 5, 2003) before the time for the holding of the Meeting or any adjournment thereof or with the Chairman of the Meeting prior to the commencement thereof. By a resolution of the board of directors of PrimeWest (the "BOARD OF DIRECTORS"), the record date for the Meeting has been established as the close of business on April 1, 2003 (the "RECORD DATE"). Only Unitholders of record as at the Record Date are entitled to receive notice of, and to vote at, the Meeting. Unitholders of record on the Record Date will be entitled to vote those Trust Units included in the list of Unitholders entitled to vote at the Meeting prepared as at the Record Date, even though the Unitholder may subsequently dispose of his or her Trust Units. No

Unitholder who has become a Unitholder after the Record Date shall be entitled to attend or vote at the Meeting.

         The document appointing a proxy shall be in writing and shall be executed by the Unitholder or his attorney authorized in writing or, if the Unitholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

         THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY ARE INDEPENDENT DIRECTORS OF PRIMEWEST. A UNITHOLDER SUBMITTING A FORM OF PROXY HAS THE RIGHT TO APPOINT A PERSON TO REPRESENT HIM AT THE MEETING (WHO NEED NOT BE A UNITHOLDER) OTHER THAN THE PERSON OR PERSONS DESIGNATED IN THE FORM OF PROXY FURNISHED ON BEHALF OF THE TRUSTEE. TO EXERCISE SUCH RIGHT, THE NAMES OF THE PERSONS DESIGNATED BY PRIMEWEST SHOULD BE CROSSED OUT AND THE NAME OF THE UNITHOLDER'S APPOINTEE SHOULD BE LEGIBLY PRINTED IN THE BLANK SPACE PROVIDED.

NOTICE TO BENEFICIAL HOLDERS OF TRUST UNITS

         The information set forth in this section is of significant importance to many Unitholders, as a substantial number of the Unitholders do not hold Trust Units in their own name. Unitholders who do not hold their Trust Units in their own name (referred to herein as "BENEFICIAL UNITHOLDERS") should note that only proxies deposited by Unitholders whose names appear on the records of the Trust as the registered holders of Trust Units can be recognized and acted upon at the Meeting or any adjournment thereof. If Trust Units are listed in an account statement provided to a Unitholder by a broker, then in almost all cases those Trust Units will not be registered in the Unitholder's name on the records of the Trust. Such Trust Units will more likely be registered under the name of the Unitholder's broker or an agent of that broker. In Canada, the vast majority of such Trust Units are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities Limited, which acts as nominee for many Canadian brokerage firms). Trust Units held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Unitholder. Without specific instructions, the broker/nominees are prohibited from voting Trust Units for their clients. The Trust does not know for whose benefit the Trust Units registered in the name of CDS & Co. are held.

         Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Unitholders in advance of Unitholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Unitholders in order to ensure that their Trust Units are voted at the Meeting or any adjournment thereof. Often, the form of proxy supplied to a Beneficial Unitholder by its broker is identical to the form of proxy provided to registered Unitholders; however, its purpose is limited to instructing the registered Unitholder how to vote on behalf of the Beneficial Unitholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Independent Investor Communications Corporation ("IICC"). IICC typically mails a scannable voting instruction form in lieu of the proxy. The Beneficial Unitholder is requested to complete and return the voting instruction form to them by mail or facsimile. Alternatively the Beneficial Unitholder can call a toll-free telephone number to vote the Trust Units held by the Beneficial Unitholder. IICC then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Trust Units to be represented at the Meeting or any adjournment thereof. A Beneficial Unitholder receiving a voting instruction form cannot use that voting instruction form to vote Trust Units directly at the Meeting or any adjournment thereof as the voting instruction form must be returned as directed by IICC well in advance of the Meeting or any adjournment thereof, as the case may be, in order to have the Trust Units voted.

REVOCABILITY OF PROXY

         A Unitholder who has submitted a form of proxy as directed hereunder may revoke it at any time prior to the exercise thereof. If a person who has given a proxy attends personally at the Meeting at which such proxy is to be voted, such person may revoke the proxy and vote in person. In addition to the revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the Unitholder or his attorney or authorized agent and deposited either at the registered office of the Trustee at any time up to 2:00 p.m., Calgary time on the last business day preceding the date of the Meeting, or any adjournment thereof or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, and upon either of such deposits, the proxy is revoked.

EXERCISE OF DISCRETION BY PROXY

         The Trust Units represented by proxy in favour of the listed nominees will be voted on any ballot at the Meeting and, where the Unitholder specifies a choice with respect to any matter to be acted upon, such Trust Units shall be voted on any ballot in accordance with the specification so made. IN THE ABSENCE OF SUCH SPECIFICATION, TRUST UNITS WILL BE VOTED IN FAVOUR OF THE PROPOSED RESOLUTIONS CONTAINED HEREIN. THE PERSONS APPOINTED UNDER THE FORM OF PROXY FURNISHED ON BEHALF OF THE TRUST BY PRIMEWEST ARE CONFERRED WITH DISCRETIONARY AUTHORITY WITH RESPECT TO AMENDMENTS OR VARIATIONS OF THOSE MATTERS SPECIFIED IN THE PROXY AND NOTICE OF MEETING AND AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. AT THE TIME OF MAILING OF THIS MANAGEMENT PROXY CIRCULAR, NONE OF THE TRUSTEE AND THE MANAGEMENT OF PRIMEWEST KNOW OF ANY SUCH AMENDMENT, VARIATION OR OTHER MATTER.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

TRUST UNITS

         The Trust is authorized to issue an unlimited number of Trust Units. As at the Record Date, 43,668,118 Trust Units were issued and outstanding. Unitholders of record are entitled to notice of and to attend at the Meeting, in person or by proxy, and to one vote per Trust Unit held on any ballot thereat. All votes on matters to be brought before the Meeting that require approval by a special resolution shall be conducted by a poll.

         When any Trust Unit is held jointly by several persons, any one of them may vote at the Meeting in person or by proxy in respect of such Trust Unit, but if more than one of them shall be present at the Meeting in person or by proxy, and such joint owners of the proxy so present disagree as to any vote to be cast, the joint owner present or represented whose name appears first in the register of Unitholders maintained by the Trustee shall be entitled to cast such vote.

CLASS A EXCHANGEABLE SHARES

         In accordance with the Amended and Restated Class A Exchangeable Shares Voting and Exchange Trust Agreement dated January 1, 2002 among the Trust, PrimeWest and Computershare Trust Company of Canada (the "VOTING AND EXCHANGE TRUSTEE"), the Trust has issued a special voting unit (the "SPECIAL VOTING UNIT") to the Voting and Exchange Trustee, for the benefit of the holders (other than the Trust and PrimeWest) of the non-voting class A exchangeable shares of PrimeWest (the "CLASS A EXCHANGEABLE SHARES"). The Special Voting Unit carries a number of votes exercisable at the Meeting equal to the number of PrimeWest Units (rounded down to the nearest whole number) into which the Class A Exchangeable Shares are exchangeable on the Record Date.

         Each holder of a Class A Exchangeable Share on the Record Date is entitled to direct the Voting and Exchange Trustee to exercise that number of votes attached to the Special Voting Unit equal to the number of Trust Units (rounded down to the nearest whole number) into which the Class A Exchangeable Share of such holder is exchangeable. Alternatively, such holder is entitled to direct the Voting and Exchange Trustee to give a proxy to such holder or his designee to exercise personally such votes or to give a proxy to a designated agent or other representative of the management of the Trust or PrimeWest to exercise such votes. The Voting and Exchange Trustee will exercise each vote attached to the Special Voting Unit only as directed by the holder and, in the absence of instructions from a holder as to voting, will not exercise such votes. Only holders of Class A Exchangeable Shares of record on the Record Date are entitled to receive notice of, and vote at, the Meeting. Holders of Class A Exchangeable Shares of record on the Record Date will be entitled to direct the voting of the corresponding votes attached to the Special Voting Unit to the extent of the rights attached to the Class A Exchangeable Shares included in the list of such holders prepared as at the Record Date, even though such a holder may subsequently dispose of his or her Class A Exchangeable Shares. No one who acquires Class A Exchangeable Shares after the Record Date shall be entitled to attend or vote at the Meeting on the basis of such Class A Exchangeable Shares.

         The Voting and Exchange Trustee has sent the notice of the Meeting to the holders of the Class A Exchangeable Shares, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Voting and Exchange Trustee to exercise the votes attaching to the Special Voting Unit. Such instructions may be delivered by regular mail to Computershare Trust Company of Canada, P.O. Box 1542, Station B, Montreal, Quebec, H3B 3L2 (or by courier or hand delivery to 600, 530 - 8th Avenue S.W., Calgary, Alberta, T2P 3S8). In order to be valid such instructions must be received by the Voting and Exchange Trustee not later than 2:00 p.m. (Calgary time) on Monday, May 5, 2003.

         A holder of Class A Exchangeable Shares who has submitted instructions to the Voting and Exchange Trustee with respect to the exercise of votes attached to the Special Voting Unit may revoke it at any time prior to the exercise thereof. In addition to the revocation in any other manner permitted by law, a direction to the Voting and Exchange Trustee may be revoked by instrument in writing executed by the holder of the Class A Exchangeable Share or his attorney or authorized agent and deposited with Computershare Trust Company of Canada at any time up to 2:00 p.m. (Calgary time) on Monday, May 5, 2003, and upon such deposit, the direction is revoked.

         As at the Record Date, PrimeWest had 4,494,475 issued and outstanding Class A Exchangeable Shares exchangeable in the aggregate into 1,762,868 Trust Units.

PRINCIPAL HOLDERS OF TRUST UNITS

         To the best of the knowledge of the directors and officers of PrimeWest, no person or company beneficially owns directly or indirectly, or exercises control or direction over Trust Units carrying more than five percent (5%) of the votes attached to all of the issued and outstanding Trust Units.

QUORUM FOR MEETING

         At the Meeting, a quorum shall consist of two or more persons either present in person or represented by proxy and representing in the aggregate not less than 5% of the outstanding Trust Units. If a quorum is not present at the Meeting within one-half hour after the time fixed for the holding of the Meeting, it shall stand adjourned to such day being not less than 21 days later and to such place and time as may be determined by the Chairman of the Meeting. At such Meeting, the Unitholders present either personally or by proxy shall form a quorum.

APPROVAL REQUIREMENTS

         The specific resolutions that Unitholders will be asked to approve at the Meeting include resolutions which would elect the directors of PrimeWest, appoint the auditors of PrimeWest and approve an amendment to PrimeWest's long term incentive plan ("LONG TERM INCENTIVE PLAN") to increase the number of Trust Units which may be issued pursuant to the exercise of unit appreciation rights ("UNIT APPRECIATION RIGHTS") which have been granted under the Long Term Incentive Plan.

         Unless otherwise indicated, in order to be effective, the foregoing resolutions require the approval of more than 50% of the votes cast in respect of those resolutions by or on behalf of Unitholders present in person or represented by proxy at the Meeting.

                     MATTERS TO BE CONSIDERED AT THE MEETING

1.       FINANCIAL STATEMENTS

         At the Meeting, the consolidated financial statements of the Trust for the year ended December 31, 2002 and the auditors' report thereon will be presented. These financial statements are included in the 2002 Annual Report of the Trust.

2.       ELECTION OF DIRECTORS

         The Board of Directors currently consists of six members.

         The following persons are proposed by PrimeWest on behalf of the Trustee as the nominees for election as directors of PrimeWest to serve until the next annual meeting of Unitholders or until their successors are duly elected or appointed. If any vacancies occur in the slate of such nominees because any nominee is unable to serve or will not serve, the discretionary authority conferred by the proxies will be exercised to grant approval to the

Trustee to cause PrimeWest to vote for the election of any other person or persons nominated by PrimeWest on behalf of the Trustee. The names of the nominees for election as directors, their municipalities of residence, principal occupations, year in which each became a director of PrimeWest and numbers of Trust Units beneficially owned or over which control or direction is exercised by such persons, as at December 31, 2002, are as follows:

                                                                      TRUST UNITS BENEFICIALLY
                                DIRECTOR OF                          OWNED OR OVER WHICH CONTROL
NAME AND PRESENT PRINCIPAL       PRIMEWEST       MUNICIPALITY OF    OR DISCRETION IS EXERCISED AS
OCCUPATION OF EMPLOYMENT           SINCE           RESIDENCE             AT DECEMBER 31, 2002
------------------------           -----           ---------             --------------------
HAROLD P. MILAVSKY (1)(2)(3)       1996          Calgary, Alberta               19,152
Chairman
Quantico Capital Corp.

BARRY E. EMES (3)                  1996          Calgary, Alberta                2,250
Partner
Stikeman Elliott LLP

HAROLD N. KVISLE (1)(2)(3)         1996          Calgary, Alberta               10,911
President
TransCanada Pipelines Limited

KENT J. MACINTYRE                  1996          Calgary, Alberta              696,940 (4)
Independent Businessman

MICHAEL W. O'BRIEN (1)(2)(3)       2000          Canmore, Alberta                2,500
Corporate Director

W. GLEN RUSSELL (1)(2)(3)          2003          Calgary, Alberta                  NIL
Management Consultant


NOTES:
(1)      Member of the Audit and Reserves Committee.
(2)      Member of the Compensation Committee.
(3)      Member of the Corporate Governance and Nominating Committee.
(4) Includes Trust Units and 1,032,030 Class A Exchangeable Shares (which, at December 31, 2002, were exchangeable into 386,537 Trust Units), of which 250,158 Trust Units and all Class A Exchangeable Shares were held by Canadian Income Fund Group Inc., a corporation wholly-owned by Mr. MacIntyre.


         Each of the foregoing persons has been engaged in the occupation set forth above or similar occupations with the same employer for the five preceding years, other than: (a) Mr. Kvisle who prior to May 2001 was Senior Vice President, Energy Operations of TransCanada Pipelines Limited (October 1999 to May 2001) and prior to October 1999 was President of Fletcher Challenge Energy Canada Inc.; (b) Mr. MacIntyre who prior to January 2003 was Vice-Chairman and Chief Executive Officer of PrimeWest; (c) Mr. O'Brien who prior to June 2002 was Executive Vice President, Corporate Development and Chief Financial Officer of Suncor Energy Inc. (December 1999 to June 2002) and prior to December 1999 was Executive Vice-President of Sunoco Inc., a wholly-owned subsidiary of Suncor Energy Inc.; and (d) Mr. Russell who prior to January 1998 was President and Chief Operating Officer of Chauvco Resources Ltd.

3.       APPOINTMENT OF AUDITORS

         Unless it is specified in a proxy that the Unitholder withholds approval for the Trustee to cause the appointment of PricewaterhouseCoopers LLP ("PWC") as auditors of PrimeWest and the Trust, the persons named in the enclosed form of proxy intend to grant approval to PrimeWest on behalf of the Trustee to cause the appointment of PWC as auditors of PrimeWest and the Trust, to hold office until the next annual meeting of Unitholders following the Meeting, with remuneration to be determined by PrimeWest and approved by the Board of Directors. PWC was initially appointed as the auditors of PrimeWest and the Trust upon the creation of the Trust and have audited the consolidated comparative financial statements as at and for the years ended December 31, 1997 through 2002 and the consolidated financial statements as at December 31, 1996 and for the period from August 2, 1996, the date of the Declaration of Trust, to December 31, 1996. Fees paid to PWC during 2002 totalled $442,813, of which $196,713 pertained to consulting matters.

         Representatives of PWC will be present at the Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

4.       AMENDMENT OF LONG TERM INCENTIVE PLAN

         a.       PURPOSE AND OPERATION OF THE LONG TERM INCENTIVE PLAN

         The purpose of the Long Term Incentive Plan of PrimeWest is to provide effective long-term incentives to employees, advisors, consultants, officers and directors of PrimeWest (collectively, "PARTICIPANTS") and to reward such persons on the basis of the long-term performance of the Trust.

         Under the terms of the Long Term Incentive Plan, the Board of Directors may in its discretion and from time to time grant Unit Appreciation Rights to persons who are eligible Participants.

         The Board of Directors determines at the time of grant the issue price of the Unit Appreciation Rights (which will not be less than the market price of the Trust Units at that time), the terms of vesting of the Unit Appreciation Rights, the expiry of the Unit Appreciation Rights (which will not be more than six years from the date of grant) and any other conditions which may be prescribed by the Board of Directors. The Board of Directors has resolved that the issue price of outstanding Unit Appreciation Rights will not be changed to a lower value without the approval of Unitholders regardless of whether the Toronto Stock Exchange or any other securities regulatory authority would otherwise require such approval.

         Vested Unit Appreciation Rights entitle the holder to receive Trust Units or, at the option of the Board of Directors, a cash payment, based on the total return to Unitholders from the date of grant. The total return is determined as follows:

         (a) the aggregate of all distributions paid or payable on a Trust Unit from the date of grant of the Unit Appreciation Rights to the date on which the holder exercises those Unit Appreciation Rights, plus the aggregate of all distributions which would have been paid during the same period on Trust Units purchased as a result of the reinvestment of all distributions made during that period;


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

         (b) plus the amount, if any, by which the closing price of the Trust Units on the trading date immediately preceding the date of exercise exceeds the issue price of the Unit Appreciation Rights, together with the aggregate of the amounts by which the closing price of the Trust Units on the trading date immediately preceding the date of exercise exceeds, in each case, the price per Trust Unit at which distributions were deemed to have been reinvested in Trust Units; and

         (c) minus the amount, if any, by which the closing price of the Trust Units on the trading date immediately preceding the date of exercise is less than the issue price of the Unit Appreciation Rights, together with the aggregate of the amounts by which the closing price of the Trust Units on the trading date immediately preceding the date of exercise is less than, in each case, the price per Trust Unit at which distributions were deemed to have been reinvested in Trust Units.

         PRIMEWEST BELIEVES THAT THE LONG TERM INCENTIVE PLAN IS AN INTEGRAL PART OF THE COMPENSATION PACKAGE THAT IS REQUIRED TO ATTRACT PEOPLE WITH THE RELEVANT INDUSTRY SKILLS AND KNOWLEDGE WHICH ARE CRITICAL TO PRIMEWEST'S CONTINUED SUCCESS. PRIMEWEST ALSO BELIEVES THAT THE LONG TERM INCENTIVE PLAN ALIGNS THE INTERESTS OF PARTICIPANTS AND UNITHOLDERS, AND THAT IT IS IN THE BEST INTERESTS OF UNITHOLDERS TO SETTLE AMOUNTS PAYABLE UNDER THE LONG TERM INCENTIVE PLAN IN THE FORM OF TRUST UNITS. THE ALTERNATIVE IS TO SETTLE THOSE AMOUNTS PAYABLE IN THE FORM OF CASH, WHICH WOULD REDUCE THE CASH OTHERWISE AVAILABLE FOR DISTRIBUTIONS.

         The Long Term Incentive Plan provides that:

         (a) the aggregate number of Trust Units which may be reserved for issuance to any one Participant, together with all other Trust Unit compensation arrangements of the Trust, will not exceed five percent of the outstanding Trust Units (on a non-diluted basis);

         (b) the aggregate number of Trust Units which may be reserved for issuance to the insiders of the Trust, together with all other Trust Unit compensation arrangements of the Trust, will not exceed ten percent of the outstanding Trust Units (on a non-diluted basis);

         (c) the aggregate number of Trust Units which may be issued to insiders of the Trust pursuant to the exercise of Unit Appreciation Rights and all other Trust Unit compensation arrangements of the Trust in any one year will not exceed ten percent of the outstanding Trust Units (on a non-diluted basis); and

         (d) the aggregate number of Trust Units which may be issued to any one insider of the Trust and such insider's associates pursuant to the exercise of Unit Appreciation Rights and all other Trust Unit compensation arrangements of the Trust in any one year will not exceed five percent of the outstanding Trust Units (on a non-diluted basis).

         A participant who exercises a Unit Appreciation Right is entitled to receive that number of Trust Units equal to the total return to Unitholders from the date of grant to the date of exercise, less a performance threshold equal to a five percent compounded annual return, divided by the closing price of the Trust Units on the Toronto Stock Exchange on the trading date preceding the date of exercise. NO TRUST UNITS WILL BE ISSUABLE, AND NO CASH AMOUNTS WILL BE PAYABLE, ON THE EXERCISE OF UNIT APPRECIATION RIGHTS UNLESS THE TOTAL RETURN TO UNITHOLDERS FROM THE DATE OF GRANT TO THE DATE OF EXERCISE IS GREATER THAN FIVE PERCENT PER YEAR, COMPOUNDED ANNUALLY.

         b.       PROPOSED AMENDMENT TO LONG TERM INCENTIVE PLAN

         The aggregate number of Trust Units which may be issued pursuant to the exercise of Unit Appreciation Rights granted under the Long Term Incentive Plan cannot exceed 622,500 Trust Units. That number was set when the Long Term Incentive Plan was initially adopted and is equal to ten percent of the number of Trust Units (adjusted for consolidation) which were issued at the time of the initial public offering of the Trust in October 1996.

         The Trust has grown substantially since the time of the initial public offering of the Trust, and the Board of Directors is currently unable to authorize the issuance of additional Trust Units on the exercise of Unit Appreciation Rights, without the approval of the Unitholders. Based on the number of Trust Units outstanding on the Record Date, the 622,500 Trust Units which may be issued under the Long Term Incentive Plan represents approximately 1.4% of the outstanding Trust Units.

         To ensure that the Board of Directors is able to exercise its discretion to issue Trust Units on the exercise of Unit Appreciation Rights, PrimeWest has proposed that the aggregate number of Trust Units which may be issued pursuant to the exercise of Unit Appreciation Rights granted under the Long Term Incentive Plan be increased to 1,800,000 Trust Units. That number of Trust Units represents approximately 4% of the Trust Units which were outstanding as of the Record Date.

         c.       AMENDMENT RESOLUTION

         The Board of Directors has approved a resolution to amend the Long Term Incentive Plan to increase the number of Trust Units reserved for issuance under the Long Term Incentive Plan and recommends that Unitholders vote in favour of the resolution to amend the Incentive Plan. The form of the resolution to be considered by Unitholders relating to this matter of special business is as follows:

                  "BE IT RESOLVED as an ordinary resolution of the Unitholders of PrimeWest Energy Trust that:

                  (a) the Long Term Incentive Plan of PrimeWest Energy Trust be amended to increase the number of Trust Units reserved for issuance under the Long Term Incentive Plan to 1,800,000 Trust Units; and

                  (b) any two of the directors and officers of PrimeWest Energy Inc. be and are hereby authorized and directed to execute and deliver such documents and instruments and take such other actions as such directors and officers may determine to be necessary or advisable to implement this resolution and the matters authorized hereby, and the approval by such directors and officers of the text of such documents or instruments and the taking of such actions shall be conclusive proof of the approval thereof by the Unitholders."

         To be approved, the foregoing resolution must be passed by the affirmative votes of holders of not less than 50% of the Trust Units represented in person or by proxy at the Meeting. In addition, the TSX requires that the forgoing resolution be approved by a majority of the votes cast at the Meeting other than votes attaching to Trust Units and the Special Voting Unit in respect of Class A Exchangeable Shares beneficially owned by insiders of the Trust and its subsidiaries and associates of such insiders, who in the aggregate own 383,014 Trust Units and 1,070,063 Class A Exchangeable Shares exchangeable in the aggregate into 419,711 Trust Units. Computershare Trust Company of Canada, the transfer agent and registrar of the Trust, will be directed to exclude such Trust Units and votes under the Special Voting Unit in respect of such Class A Exchangeable Shares from voting on this resolution at the Meeting.

         IF THE FOREGOING RESOLUTION IS NOT APPROVED BY THE UNITHOLDERS, THE BOARD OF DIRECTORS WILL BE REQUIRED TO MAKE CASH PAYMENTS IN SETTLEMENT OF FUTURE OBLIGATIONS UNDER THE LONG TERM INCENTIVE PLAN.

                              PERFORMANCE ANALYSIS

         The following graph compares the cumulative total unitholder return (assuming a $100 investment in the Trust Units) with the cumulative total return of the TSX 300 Composite Total Return Index and the TSX Oil & Gas Producers Total Return Index, assuming the reinvestment of distributions, where applicable, for the comparable period.

========================================================================================================================
                         December 31,    December 31,   December 31,    December 31,    December 31,     December 31,
         Index               1997            1998           1999            2000            2001             2002
------------------------------------------------------------------------------------------------------------------------
       PrimeWest             $100           $67.12         $104.91        $176.07         $165.37          $197.54

        TSX 300              $100           $98.24         $129.42        $138.96         $121.49          $106.40

TSX Oil & Gas Producers      $100           $69.59         $85.23         $124.83         $128.93          $149.85
========================================================================================================================

                                [GRAPHIC OMITTED]
                            [STOK PERFORMANCE GRAPH]


                             EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION

         The Board of Directors has a Compensation Committee for PrimeWest and the Trust which is comprised of Harold N. Kvisle, as chair, Harold P. Milavsky, Michael W. O'Brien and W. Glen Russell. The principal mandate of the Compensation Committee is to assess and make recommendations regarding compensation, benefits and short and long term incentive programs, and to establish a process for identifying, recruiting, appointing and reappointing the senior management of PrimeWest. The compensation paid to the senior officers of PrimeWest is subject to the approval of the Board of Directors. The Board of Directors have reviewed the compensation structure of PrimeWest with respect to its executive officers to ensure that PrimeWest is able, and continues to be able, to attract and retain quality and experienced individuals to its management team and to motivate these individuals to perform to the best of their ability and in the best interests of the Trust.

         Employees of PrimeWest, including executives, participate in a group savings plan (the "EMPLOYEE GROUP SAVINGS PLAN") set up by PrimeWest. Employees may elect to participate in the Savings Plan on a registered ("RRSP") or on an unregistered basis. The Employee Group Savings Plan is administered on behalf of the participants by a nationally recognized insurance company, offering participants a wide variety of investment options, including Trust Units. Under the terms of the Employee Group Savings Plan, PrimeWest contributed 8% of the base salary paid to an employee in calendar 2002 to the plan on behalf of the employee. Contributions to the Employee Group Savings Plan vest immediately and there are no plan restrictions on employees in respect of the withdrawal or transfer of funds contributed to the plan on their behalf.

         Employees of PrimeWest, including executives, also participate in a short term incentive plan (the "SHORT TERM INCENTIVE PLAN") under which annual cash bonuses are payable to employees in an amount to be determined based on a combination of individual and Trust performance. Payments under the plan are made at the end of February of each year. The maximum amount payable in calendar 2002 under the Short Term Incentive Plan for executives, other than the chief executive officer, was 90% of base salary. The maximum amount payable in calendar 2002 under the Short Term Incentive Plan for the chief executive officer was 120% of base salary. Fifty percent of the amount of the executive officers' bonus under the Short Term Incentive Plan is determined strictly on the basis of the Trust meeting operational, distribution and relative total return targets set by the Board of Directors at the beginning of each calendar year. The balance of any such bonus is determined based on individual performance. In the case of executives, individual performance is assessed by the Board of Directors.

         Unit Appreciation Rights under the Long Term Incentive Plan are granted at the discretion of the Board of Directors to executive officers from time to time as a long term performance incentive. Subject to the discretion of the Board of Directors, PrimeWest has adopted a policy for future grants of new Unit Appreciation Rights to employees, including the executive officers, on a semi-annual basis. Under the terms of the Long Term Incentive Plan, participating executive officers may be eligible to receive Trust Units or a cash payment, based on the total return to Unitholders (measured by both changes in Trust Unit prices and cash distributions made to Unitholders) being in excess of a threshold of five percent per annum.

         The Compensation Committee and PrimeWest undertake an independent review of the compensation package of its executive officers annually with a view to ensuring that the compensation paid to its executive officers is commensurate with compensation packages provided by operating Canadian oil and gas companies and royalty trusts of a similar size and capitalization and with a similar performance to that of the Trust on an ongoing basis.

EFFECT OF INTERNALIZATION OF MANAGEMENT

         From the inception of the Trust in October 1996 until October 1, 2002, the Trust and PrimeWest had retained PrimeWest Management Inc. (the "MANAGER") to provide management and administrative services. The officers of the Manager and PrimeWest were identical, and the Manager compensated the officers for their full employment compensation. PrimeWest would then reimburse the Manager for all of its general and administrative expenses, including the compensation of the officers.

         In November 2002, the Trust and PrimeWest completed the "internalization" of the Manager, effective October 1, 2002, by acquiring all of the outstanding shares of the Manager. The transaction resulted in the elimination of all management, acquisition and disposition fees, other incentive payments and dividends (commonly referred to as the retained royalty) which were payable to the Manager from time to time. See "Interest of Insiders in Material Transactions and Management Contracts - Internalization of Management".

         In connection with the internalization transaction, the Manager entered into employment agreements and certain other arrangements with each of Donald Garner, Timothy Granger, Dennis Feuchuk and Ronald Ambrozy. Those agreements and other arrangements were assumed by PrimeWest as part of the internalization transaction, and are described in detail below, under the heading "Employment Arrangements".

         All compensation figures set forth below include all amounts paid by the Manager to the named officers in respect of employment services provided prior to October 1, 2002 and all amounts paid by PrimeWest to the named officers in respect of employment services provided from and after October 1, 2002.

SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation paid to the Chief Executive Officer of PrimeWest and the other four most highly compensated executive officers of PrimeWest (collectively, the "NAMED EXECUTIVE OFFICERS") during the year ended December 31, 2002. Aspects of this compensation are dealt with in the following tables.

===================================================================================================================================
                                                 Annual Compensation                   Long-Term Compensation
                                    ---------------------------------------------- -------------------------------
                                                                                        Awards        Payouts
                                                                                   ------------------ ------------
                                                                                         Unit
                                                                  Other Annual       Appreciation      LTIP            All Other
   Name and Principal                 Salary         Bonus        Compensation      Rights Granted    Payouts        Compensation
        Position         Year (1)       ($)         ($) (2)          ($) (3)           (#) (4)          ($)               ($)
------------------------------------------------------------------------------------------------------------------------------------
Kent J. MacIntyre         2002        325,000        60,000           41,088            133,745        1,532,629     $1,250,000 (5)
Chief Executive Officer   2001        300,000       106,343           27,796             67,709               --             --
                          2000        275,000        67,254           20,116             49,931               --             --
------------------------------------------------------------------------------------------------------------------------------------
Donald A. Garner          2002        325,000        60,000           44,809            156,036               --             --
President & Chief         2001        172,727            --           13,679             83,594               --             --
Operating Officer
------------------------------------------------------------------------------------------------------------------------------------
Tim Granger               2002        206,250        75,000           29,880             61,729           59,516             --
Vice President,           2001        184,000        55,737           16,942             19,893          196,175             --
Development & Operations  2000        177,083        16,898           15,770             19,468           25,211             --
------------------------------------------------------------------------------------------------------------------------------------
Dennis G. Feuchuk         2002        225,000        30,000           34,417             69,445               --             --
Vice President, Finance   2001         53,500            --            1,158             35,047               --             --
and Chief Financial
Officer
------------------------------------------------------------------------------------------------------------------------------------
Ronald Ambrozy            2002        175,000        16,500           24,564             24,006          219,226             --
Vice President,           2001        157,500        68,107           13,936             17,506           70,024             --
Business Development      2000        145,832        26,960           13,658             13,619          122,819             --
===================================================================================================================================

NOTES:

(1) Mr. Garner became an employee effective June 1, 2001. Mr. Feuchuk became an employee effective October 4, 2001.

(2) The amounts disclosed represent payments made under the Short Term Incentive Plan during the year, but earned and based on individual and Trust performance in the previous year. The amounts earned under the Short Term Incentive Plan for 2002 and paid in 2003 are as follows: Mr. MacIntyre ($156,000), Mr. Garner ($195,000), Mr. Granger ($105,300),
         Mr. Feuchuk ($121,500) and Mr. Ambrozy ($65,625).

(3) Amounts include benefits paid to the employees such as the Group Savings Plan and other taxable amounts.

(4) The Unit Appreciation Rights are described elsewhere in this circular. See "Executive Compensation - Unit Appreciation Rights".

(5) Mr. MacIntyre resigned as Vice-Chairman and Chief Executive Officer effective January 2, 2003 and was paid a severance payment pursuant to the terms of his employment agreement in connection with his resignation.


UNIT APPRECIATION RIGHTS

         Except as set out below, no options or other Trust Unit rights have been granted to any officer of PrimeWest. Under the terms of the Long Term Incentive Plan, personnel entitled to participate in the plan will be entitled to exercise the Unit Appreciation Rights granted to them in one-third increments over each of the first three anniversaries of the effective date of the grant thereof. The following table sets forth certain information relating to the Unit Appreciation Rights issued to the named executive officers under the Long Term Incentive Plan, during the year ended December 31, 2002.

====================================================================================================================================
                                                                                           Market Value of
                                                                      Base Price of          Trust Units
                                                   % of Total          Trust Units          Underlying Unit
                                    Unit              Unit             underlying           Appreciation
                                Appreciation       Appreciation           Unit                 Rights
           Name                    Rights             Rights          Appreciation         on the Date of         Expiration Date
                                  Granted          Granted in            Rights                 Grant
                                    (#)           Fiscal Period         ($/Unit)              ($/Unit)
------------------------------------------------------------------------------------------------------------------------------------
Kent J. MacIntyre                 133,745               12                $29.16                $29.16              July 2, 2008
------------------------------------------------------------------------------------------------------------------------------------
Donald A. Garner                  156,036               14                $29.16                $29.16              July 2, 2008
------------------------------------------------------------------------------------------------------------------------------------
Tim Granger                        61,729                5                $29.16                $29.16              July 2, 2008
------------------------------------------------------------------------------------------------------------------------------------
Dennis G. Feuchuk                  69,445                6                $29.16                $29.16              July 2, 2008
------------------------------------------------------------------------------------------------------------------------------------
Ronald Ambrozy                     24,006                2                $29.16                $29.16              July 2, 2008
====================================================================================================================================

         The following table and the notes thereto set forth information concerning aggregated exercises of Unit Appreciation Rights by the named executive officers during the year ended December 31, 2002 together with the number and value of unexercised Unit Appreciation Rights held by each of the named executive officers as at December 31, 2002.

====================================================================================================================================
            Name                 Trust Units          Aggregate            Unexercised Unit            Value of Unexercised in-the-
                                 Acquired on            Value         Appreciation Rights at Year         money Unit Appreciation
                                   Exercise           Realized                   End                        Rights at Year End
                                     (#)                ($)                       (#)                               ($)
                                                                    ================================= ==============================
                                                                       Vested         Unvested (1)       Vested        Unvested (1)
------------------------------------------------------------------------------------------------------------------------------------
Kent J. MacIntyre                  60,245           1,532,629         204,295          196,087         4,189,036         145,964
------------------------------------------------------------------------------------------------------------------------------------
Donald A. Garner                       --                  --          27,586          212,044            26,983          54,772
------------------------------------------------------------------------------------------------------------------------------------
Tim Granger                         2,254              59,516          22,141           81,677           231,111          86,646
------------------------------------------------------------------------------------------------------------------------------------
Dennis G. Feuchuk                      --                  --          11,566           92,926            61,015         123,980
------------------------------------------------------------------------------------------------------------------------------------
Ronald Ambrozy                      8,237             155,230          45,789           40,395           859,561          35,888
====================================================================================================================================

NOTES:

(1) The Board of Directors of PrimeWest has the ability to accelerate the vesting of all unvested Unit Appreciation Rights on the occurrence of any one of a number of specified events.

EMPLOYMENT ARRANGEMENTS

         PrimeWest is a party to an employment agreement with each of Mr. Garner, Mr. Granger, Mr. Feuchuk and Mr. Ambrozy. Under the agreement with Mr. Garner, if PrimeWest terminates his employment without just cause, Mr. Garner will be entitled to a severance payment equal to between 2 and 2.5 times his annual remuneration, depending on his period of service at the time of termination. The agreement with each of Mr. Granger, Mr. Feuchuk and Mr. Ambrozy contain similar provisions, except that the severance payment in the event PrimeWest terminates his employment without just cause will be equal to between
1.5 and 2 times his annual remuneration, depending on his period of service at the time of termination. Each of those officers will also be entitled to exercise all Unit Appreciation Rights which had then vested or which would vest within the notice period.

         The Manager also entered into agreements with each of Mr. Garner, Mr. Granger, Mr. Feuchuk and Mr. Ambrozy at the time the internalization transaction was completed. These agreements provided for the compensation of those officers for renouncing their rights under the Manager's management incentive program (the "MIP") and for inducing those officers to remain employed with PrimeWest following completion of the internalization transaction.

         Under the MIP renunciation agreements, Mr. Garner is entitled to 129,381 Class A Exchangeable Shares on the earliest of: (i) November 6, 2003,
(ii) the date of a change of control of the Trust (provided Mr. Garner is still actively employed by PrimeWest at that time), and (iii) the date which is two business days after PrimeWest terminates Mr. Garner's employment without just cause. Each of Mr. Granger, Mr. Feuchuk and Mr. Ambrozy is entitled to 10,781 Class A Exchangeable Shares on the earliest of: (i) November 6, 2003, (ii) the date of a change of control of the Trust (provided Mr. Granger, Mr. Feuchuk or Mr. Ambrozy, as applicable, is still actively employed by PrimeWest at that time), and (iii) the date which is two business days after PrimeWest terminates Mr. Granger's, Mr. Feuchuk's or Mr. Ambrozy's, as applicable, employment without just cause.

         Under the employee retention arrangement with Mr. Garner, PrimeWest has agreed to issue to Mr. Garner 47,170 Class A Exchangeable Shares on each of November 6, 2004, 2005, 2006 and 2007. The issuance of those shares will be accelerated in the event of a change of control of the Trust or if PrimeWest terminates Mr. Garner's employment without just cause. Mr. Garner will forfeit all of the unissued Class A Exchangeable Shares in the event his employment is terminated for cause or for any other reason. The employee retention arrangements with each of Mr. Granger, Mr. Feuchuk and Mr. Ambrozy contain similar provisions, except that their annual entitlements are equal to 18,868, 18,868 and 9,434 Class A Exchangeable Shares, respectively.

COMPENSATION OF DIRECTORS

         During the fiscal period ended December 31, 2002, the Chairman of PrimeWest was paid an annual retainer of $35,000 and an additional $1,500 for each Board of Directors meeting attended. Committee Chairmen received an annual retainer of $7,500 and $1,500 for each committee meeting attended, and the non-executive directors received an annual retainer of $15,000 and $1,200 for each meeting of the Board of Directors attended. Committee members received an annual retainer of $2,500 and $1,200 for each committee meeting attended.

         The non-executive directors receive an annual grant of a number of Unit Appreciation Rights determined by the formula applicable to those directors. The Chairman of the Board of Directors was granted 32,579 Unit Appreciation Rights in 2002. The other non-executive directors were each granted 16,290 Unit Appreciation Rights in 2002.

         Mr. Emes is a partner of Stikeman Elliott LLP, which firm receives fees for legal services rendered to PrimeWest and the Trust.

         In connection with the internalization transaction completed in November, 2002 and having regard to the demands on the members of the special committee of the Board of Directors in connection therewith, each member of the special committee was paid a one-time retainer of $15,000 (other than the Chairman, who received a retainer of $20,000) in addition to $1,200 for each meeting attended in person or by conference call (other than the Chairman, who received $1,500).

LIABILITY INSURANCE OF DIRECTORS AND OFFICERS

         PrimeWest maintains directors' and officers' liability insurance coverage for losses to PrimeWest if it is required to reimburse directors and officers, where permitted, and for direct indemnity of directors and officers where corporate reimbursement is not permitted by law. The insurance protects PrimeWest against liability (including costs), subject to standard policy exclusions, which may be incurred by directors and/or officers acting in such capacity for PrimeWest. All directors and officers of PrimeWest are covered by the policy and the amount of insurance applies collectively to all.

          INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS AND MANAGEMENT
                                    CONTRACTS

         Computershare Trust Company of Canada is the Trustee and also acts as the transfer agent for the Trust Units. The Trustee is paid a reasonable fee in connection with the administration of the Trust and is also reimbursed for all of its expenses properly incurred, as agreed by the Trustee and PrimeWest.

         Mr. Emes, a director of PrimeWest, and Mr. Bruvall, the Secretary of PrimeWest and the Manager, are partners in Stikeman Elliott LLP, a law firm which provides legal services to the Trust, PrimeWest and the Manager.

INTERNALIZATION OF MANAGEMENT

         On November 6, 2002, PrimeWest completed the elimination, effective October 1, 2002, of its external management structure and all related management, acquisition and disposition fees, as well as the acquisition of the right to mandatory quarterly dividends in the amount of 1% of net production revenue commonly referred to as the "1% retained royalty".

         The internalization transaction was achieved through the purchase by PrimeWest of all of the issued and outstanding shares of the Manager for a total consideration of approximately $26.1 million, comprised of a cash payment of $13.1 million and the issuance of exchangeable shares exchangeable, based on an agreed initial exchange ratio, for approximately 491,000 Trust Units and valued at approximately $13.0 million based on the closing price of the Trust Units on the TSX on September 26, 2002. In addition, PrimeWest agreed to issue exchangeable shares valued at $1.5 million to certain senior managers other than Kent J. MacIntyre (then the Chief Executive Officer of PrimeWest and the Manager) to terminate a management incentive program of the Manager and created a special executive retention plan for those senior managers which provides for long term incentive bonuses in the form of exchangeable shares valued, in the aggregate, at $3.5 million.

TOTAL COMPENSATION UNDER THE MANAGEMENT AGREEMENT FOR THE YEAR ENDED DECEMBER 31, 2002

         In total, the Manager received $5.7 million, inclusive of acquisition and disposition fees, and the 50,394 Trust Units issued to the Manager as quarterly incentive payments (which were given a value equal to the closing price of Trust Units on the Toronto Stock Exchange on the date of issuance) but exclusive of the amounts received pursuant to the internalization transaction, for services provided to the Trust and PrimeWest during the year ended December 31, 2002.

                              CORPORATE GOVERNANCE

         Under the terms of the Declaration of Trust, Computershare Trust Company of Canada, as trustee, is given broad powers and authorities over the administration and management of the Trust. Pursuant to the Declaration of Trust, the trustee has delegated to the Board of Directors the supervision of the management of the business and affairs of the Trust. Among other things, the Board of Directors is given responsibility for all matters relating to offerings of securities of the Trust, take-over bids or similar transactions involving the Trust or its subsidiaries, the terms, amendment or execution of material contracts (including the royalty agreement) on behalf of the Trust, the voting of securities held by the Trust, the redemption of trust units, any borrowings or acquisitions made by the Trust or its subsidiaries and the approval of the Trust's public disclosure documents.

         The Trust, as the sole voting shareholder of PrimeWest, is entitled to elect the directors of PrimeWest and must do so in accordance with a vote of the Trust's unitholders. Holders of the Class A Exchangeable Shares of PrimeWest do not have the right to vote their shares directly, but can effectively exercise voting rights at meetings of unitholders through the special voting unit of the Trust.

CORPORATE GOVERNANCE CHANGES

         On October 23, 2002, PrimeWest announced anticipated changes to management of PrimeWest whereby the previously intended succession of Donald A. Garner into the positions of President and Chief Executive Officer would be advanced, with the support of the outgoing Chief Executive Officer, Kent J. MacIntyre. Mr. MacIntyre would also step down as the Vice-Chairman of the Board of Directors and become a non-executive member of the Board of Directors. Mr. Garner had been PrimeWest's President and Chief Operating Officer since June of 2001. This succession was completed effective January 2, 2003, with Mr. MacIntyre resigning as Chief Executive Officer and Vice-Chairman and Mr. Garner assuming the title of President and Chief Executive Officer. In addition, Mr. Tim Granger, the Vice-President, Operations and Development, was appointed Chief Operating Officer upon Mr. Garner's promotion becoming effective.

         On October 23, 2002 PrimeWest also announced anticipated changes to its corporate governance. Further to its continuing efforts to proactively advance the governance of PrimeWest and having regard to the recent legislative initiatives in the United States and the listing of Trust Units on the New York Stock Exchange, the Board of Directors undertook the recruitment of two suitable candidates as additional independent directors of PrimeWest. As part of that recruitment process, the Board of Directors appointed W. Glen Russell to the Board of Directors on January 8, 2003.

COMPOSITION OF THE BOARD OF DIRECTORS AND INDEPENDENCE

         PrimeWest has structured its corporate governance so as to be in compliance with the non-mandatory guidelines for effective corporate governance established by the Toronto Stock Exchange. In addition, PrimeWest continually reviews its compliance with other published recommendations, including the recently proposed rules of the New York Stock Exchange. The Board of Directors is currently comprised of six members, a majority of whom are independent. Additionally, the Chairman of the Board of Directors is independent.

         The Board of Directors has responsibility for the stewardship of the Trust and PrimeWest, including responsibilities for planning and evaluation, financial management, operations, human resources and environment and safety. The Board of Directors has taken specific responsibility for:

         o        adopting a strategic planning process;

         o identifying principal risks and implementing risk management systems;

         o succession planning, including nominating, training and monitoring senior management;

         o implementation of and compliance with a communications and disclosure policy;

         o implementation of and compliance with an insider trading policy; and

         o ensuring the integrity of internal control and management information systems.

         Currently, the Board of Directors meets a minimum of five times per year and each scheduled board meeting is followed by a meeting of the directors without the presence of management.

         PrimeWest does not provide formal education programs for new directors, but does provide such orientation and information as individual directors may request. All directors, notwithstanding the manner in which they were nominated, are required to act in the best interests of PrimeWest. Of the current members of the Board of Directors of PrimeWest, all such directors, with the exception of Mr. MacIntyre, may be considered independent directors. Mr. Milavsky is the independent director elected as chairman of the Board of Directors. Although Mr. Emes is a partner in a law firm which provides services to PrimeWest, the Board of Directors does not believe that this interferes in any way with Mr. Emes' ability to act with a view to the best interests of PrimeWest. Although Mr. Milavsky is also the chairman of the Citadel Funds which are administered by corporations controlled by Mr. MacIntyre, and receives remuneration for acting in such capacity, the Board of Directors does not believe that this interferes in any way with Mr. Milavsky's ability to act as chairman of the Board of Directors nor with his ability to act with a view to the best interests of PrimeWest.

BOARD COMMITTEES

         The Board of Directors discharges its responsibilities acting either in its entirety or through one of its committees. The Board of Directors has an Audit and Reserves Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. The membership of these committees is described on page 6. The Audit and Reserves Committee reviews financial reporting processes, PrimeWest's system of internal controls and the audit process. The Audit and Reserves Committee also reviews the annual reserves engineering report and all operating and financial results prior to disclosure. The Corporate Governance and Nominating Committee's principal mandate is to ensure the effectiveness of the corporate governance of PrimeWest. In order to accomplish this important mandate, the Corporate Governance and Nominating Committee is to assess and make recommendations regarding the effectiveness of the Board of Directors and to establish a process for identifying, recruiting, appointing, reappointing and providing ongoing development of directors. The Corporate Governance and Nominating Committee also functions as the Health, Safety and Environment Committee monitoring the health, safety and environmental practices of PrimeWest, to ensure compliance with applicable legislation, and conformance with industry standards, with the overall goal of preventing or mitigating losses.

         The Compensation Committee's responsibilities include a duty to assess and make recommendations regarding compensation, benefits, short and long term incentive programs and the establishing of a process for identifying, recruiting, appointing, and reappointing of the senior management of PrimeWest. The Compensation Committee also monitors PrimeWest's compensation schemes and practices to ensure congruence between the performance of senior management and PrimeWest when compared to the objectives and goals of PrimeWest and the Trust.

         The Board of Directors as a whole has reviewed the compensation of the directors in light of their risks and responsibilities, as required by the TSX Guidelines. In addition, the Board of Directors has the ability to function independently of management and has the ability to engage outside advisors, at PrimeWest's expense, should the Board of Directors or individual directors so wish, as specified in the TSX Guidelines.

                                  OTHER MATTERS

         PrimeWest knows of no amendment, variation or other matter to come before the Meeting other than the matters referred to in the notice of annual and special meeting; however, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person or persons voting the proxy.

         PrimeWest shall provide without charge, upon request being made to the Secretary of PrimeWest, a copy of the Trust's annual information form, together with any document, or the pertinent pages of any document, incorporated by reference therein, the Trust's most recently filed comparative annual financial statements, together with the accompanying report of the auditor, and any interim financial statements of the Trust that have been filed thereafter and the information circular for the Trust's most recent annual meeting of Unitholders.

                           APPROVAL AND CERTIFICATION

         The contents and mailing of this Management Proxy Circular have been approved by the Board of Directors.

         The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATE:  April 1, 2003.

                             PRIMEWEST ENERGY TRUST
                            BY: PRIMEWEST ENERGY INC.



(Signed) Donald A. Garner               (Signed)  Dennis G. Feuchuk
         -----------------------------            -----------------------------
         Donald A. Garner                         Dennis G. Feuchuk
         President and Chief                      Vice President, Finance and
         Executive Officer                        Chief Financial Officer


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